Exhibit 5.1

June 25, 2021

The Board of Directors
Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, Florida 33418

Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment”) by Carrier Global Corporation (the “Corporation”) under the Securities Act of 1933, as amended (the “Securities Act”), to convert the Registration Statement on Form S-1 filed with the SEC on March 13, 2020, as previously supplemented (the “Registration Statement”), related to the registration of a total of 10,000,000 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share, issuable upon exercise of certain options and upon the settlement of certain restricted stock units and performance-based restricted stock units granted pursuant to the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “Plan”).

I have acted as counsel to the Corporation in connection with certain matters relating to the Plan, including the registration of the Shares.  I have reviewed such corporate proceedings relating thereto and have examined such records, certificates and other documents and considered such questions of law as I have deemed necessary in giving this opinion, including:

(i)	the Corporation’s certificate of incorporation (the “Certificate of Incorporation”);

(ii)	the Corporation’s bylaws (the “Bylaws”);

(iii)	certain resolutions adopted by the Board of Directors of the Corporation;

(iv)	a copy of the Plan;

(v)	the Registration Statement; and

(vi)	the Post-Effective Amendment.

In examining the foregoing documents, I have assumed all signatures are genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals and that the representations and statements included therein are accurate.

I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources I believe to be responsible.

Based on the foregoing, it is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Corporation and when the Post-Effective Amendment has been declared effective by the SEC and the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Post-Effective Amendment and in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

I do not express any opinion herein on any laws other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Post-Effective Amendment and to the reference to my name under the heading “Legal Matters” in the Post-Effective Amendment and any amendments thereto.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

By:	/s/ William Langston
Name:	William Langston
Title:	Assistant Corporate Secretary